U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     Berrett                        James                  R.
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   (Last)                           (First)             (Middle)

     1480 Gulfstar Drive
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                                    (Street)

     Naples                           FL                 34112
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Standard Microsystems Corporation (SMSC)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

     05/02
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]  Director                             [_]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                4.                           5.
                                                Securities Acquired (A)      Amount of
                                  3.            or Disposed of (D)           Securities      6.              7.
                                  Transaction   (Instr. 3, 4, and 5)         Beneficially    Ownership       Nature of
                    2.            Code          ------------------------     Owned at End    Form:           Indirect
1.                  Transaction   (Instr. 8)                  (A)            of Month        Direct (D) or   Beneficial
Title of Security   Date          -----------         Amount  or   Price     (Instr. 3       Indirect (I)    Ownership
(Instr.3)           (mm/dd/yy)    Code    V                   (D)            and 4)          (Instr. 4)      (Instr. 4)
-------------------------------------------------------------------------------------------------------------------------
Common Stock        05/03/02      M       --          21,333  A    $11.380   --              D               --
-------------------------------------------------------------------------------------------------------------------------
Common Stock        05/03/02      S       --          21,333  D    $22.240   0               D               --
-------------------------------------------------------------------------------------------------------------------------
Common Stock        05/03/02      S       --          7,500   D    $23.015   0               I               By Trust
-------------------------------------------------------------------------------------------------------------------------

=========================================================================================================================

* If the Form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

                            (Print or Type Responses)


Table II -- Derivative  Securities Acquired,  Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

 ===================================================================================================================================
                                                                                                                     10.
                                                                                                            9.       Owner-
                                                                                                            Number   ship
                                                                                                            Of       Form
               2.                                                                                           Deriv-   of
               Conver-                    5.                                  7.                            Ative    Deriv-  11.
               Sion                       Number of                           Title and Amount              Secur-   ative   Nature
               or                         Derivative      6.                  of Underlying         8.      ities    Secur-  of
               Exer-             4.       Securities      Date                Securities            Price   Bene-    ity:    In-
               Cise     3.       Trans-   Acquired (A)    Exercisable and     (Instr. 3 and 4)      of      ficially Direct  direct
               Price    Trans-   action   or Disposed     Expiration Date     -------------------   Deriv-  Owned    (D) or  Bene-
1.             of       action   Code     of(D)           Month/Day/Year)                  Amount   ative   at End   In-     ficial
Title of       Deriv-   Date     (Instr.  (Instr. 3,      ------------------               or       Secur-  of       direct  Owner-
Derivative     ative    (Month/  8)       4 and 5)        Date       Expira-               Number   ity     Month    (I)     ship
Security       Secur-   Day/     -------  ------------    Exer-      tion                  of       (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)     ity      Year)    Code V   (A)     (D)     cisable    Date     Title        Shares   5)      4)       4)      4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Director
Stock Option                                                                  Common
(right to buy) $11.380  05/03/02 M        --      21,333  07/22/97 * 07/22/06 Stock        21,333   --      0        D       --
====================================================================================================================================

Explanation of Responses:

* Option became exercisable in three equal annual installments, the first occurring on the date shown.


/s/ James R. Berrett                                            06/01/02
---------------------------------------------            -----------------------
**Signature of Reporting Person                                   Date


** Intentional  misstatements or omissions of facts constitute  Federal Criminal
   Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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